SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Amendment No. 2

Tier Technologies, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

88650Q 10 0 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

Page 1 of 5 Pages

CUSIP No. 88650Q 10 0	Schedule 13G	Page 2 of 5 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

James L. Bildner N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

736,000
6 SHARED VOTING POWER

-0-
7 SOLE DISPOSITIVE POWER

736,000
8 SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

736,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.6% (Percentage ownership is calculated based on 20,383,606 shares of Common Stock outstanding as of December 8, 2006).
12	TYPE OF REPORTING PERSON

IN

CUSIP No. 88650Q 10 0	Schedule 13G	Page 3 of 5 Pages

Item 1.	(a)	Name of Issuer:

Tier Technologies, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

10780 Parkridge Boulevard, 4th Floor, Reston, VA 20191

Item 2.	(a)	Name of Person Filing:

James L. Bildner

	(b)	Address of Principal Business Office or, if none, Residence:

30 Rowes Wharf, Boston, Massachusetts 02110

	(c)	Citizenship:

United States

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

88650Q 10 0

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable

	(a)	☐ Broker or dealer registered under section 15 of the Act

	(b)	☐ Bank as defined in section 3(a)(6) of the Act

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1(ii)(E)

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F)

	(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G)

	(h)	☐ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

	(j)	☐ Group, in accordance with §240.13d-1(b)-1(ii)(J)

CUSIP No. 88650Q 10 0	Schedule 13G	Page 4 of 5 Pages

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:

736,000

(b) Percent of Class:

3.6%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

736,000

(ii) Shared power to vote or to direct the vote:

0

(iii) Sole power to dispose or to direct the disposition of:

736,000

(iv) Shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.	Identification and Classification of Members of the Group

N/A

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

N/A

CUSIP No. 88650Q 10 0	Schedule 13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2007

/s/ James L. Bildner
James L. Bildner